Confidential information has been omitted from this Exhibit and filed separately with the Commission pursuant to a confidential treatment request under Rule 24b-2.

Exhibit 10.5

COAL SUPPLY AGREEMENT

     THIS COAL SUPPLY AGREEMENT (hereinafter the “Agreement”) is made and entered into this 22nd day of July, 2004 by and between Otter Tail Power Company, a division of Otter Tail Corporation, a Minnesota corporation, having an address at 215 South Cascade Street, Fergus Falls, MN 56538-0496 (“Otter Tail”), Montana-Dakota Utilities Co., a division of MDU Resources Inc., a Delaware corporation, having an address at 400 North Fourth Street, Bismarck, ND 58501-4022 (“MDU”), and NorthWestern Corporation, a Delaware corporation, doing business as NorthWestern Energy, having an address at P.O. Box 1318, Huron, SD 57350-1318 (“NorthWestern”) (Otter Tail, MDU and NorthWestern are hereinafter collectively referred to as “Buyer”), and Arch Coal Sales Company, Inc., a Delaware corporation, individually and as agent for the independent operating subsidiaries of Arch Coal, Inc., having an address of 1 CityPlace Drive, Suite 300, St. Louis, Missouri 63141 (hereinafter, collectively, “Seller”), either of which may be referred to hereinafter individually as “Party” or together as “Parties”. Otter Tail, MDU and NorthWestern shall be jointly and severally liable for the performance of Buyer’s obligations hereunder.

WITNESSETH:

     WHEREAS, Buyer is a public utility engaged in the production of electricity and the furnishing of electric service to the public in the states of Minnesota, North Dakota, South Dakota and Montana.

     WHEREAS, Buyer needs to secure an adequate supply of coal of the quality and quantity specified herein to operate the Big Stone Plant located near Milbank, South Dakota (the “Plant”);

     WHEREAS, Buyer desires to purchase coal in the quantity and of the quality hereinafter set forth for supplying a portion of the coal used at the Plant; and

     WHEREAS, Seller desires to supply such coal to Buyer.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements of the Parties contained herein, Seller agrees to produce and sell to Buyer, and Buyer agrees to purchase, receive and pay for coal from Seller upon the following terms and conditions:

SECTION 1 — TERM

     1.1 The term of this Agreement shall be for a period of three (3) years commencing on January 1, 2005 and continuing through December 31, 2007. Provided, however, that the term of this Agreement may be extended in accordance with Section 1.2 hereof. Each twelve (12) consecutive month period within this Agreement commencing January 1 and ending on the subsequent December 31 shall be designated as a “Contract Year”.

     1.2 In the event either party desires to extend the Term, such party shall give notice thereof to the other party at least six (6) months prior to the expiration of the Term. The parties shall then confer for the purpose of reaching mutual agreement concerning the terms and conditions for extension of the Term. In the event that the parties fail to reach agreement concerning extension of the Term at least thirty (30) days prior to the expiration of the Term, this Agreement shall then terminate in accordance with Section 1.1.

SECTION 2 — QUANTITY

     2.1 During the Term of this Agreement, Seller shall sell and deliver and Buyer shall purchase and accept delivery of the following annual quantities:

2005	(*) tons
2006	(*) tons
2007	(*) tons

Buyer shall notify Seller at least ninety (90) days prior to the start of any calendar quarter during the Term hereof, of the estimated coal quantities to be delivered during that calendar quarter.

     2.2 Buyer shall attempt to schedule shipments from Seller in reasonable equal quarterly and monthly quantities. Buyer shall, not less than three months before the beginning of each calendar year during the term of this Agreement, provide Seller with a non-binding shipment schedule outlining the anticipated deliveries for each month of the upcoming calendar year. Thereafter, Buyer shall, not less than thirty (30) days before the beginning of each calendar quarter during the term of this Agreement, provide Seller with an update to this schedule. (ie. March 1 for the 2nd quarter, June 1 for the 3rd quarter, September 1 for the 4th quarter, and December 1 for the 1st quarter).

     2.3 If the annual quantity of coal to be delivered under this Agreement is not delivered for any reason, excluding those reasons set forth in Section 16, the undelivered quantity shall be delivered during the first quarter of the succeeding year. Such tonnage shall not exceed (*) tons and shall be invoiced at the prior year’s price.

SECTION 3 — BASE PRICE

     3.1 The price per ton (2000 lbs.) F.O.B. railcar for each ton of coal purchased hereunder from the Seller shall be determined based on the Contract Year as set forth below (the “Base Price”). The Base Price shall be subject to adjustment under Section 13 hereof.

FOB Railcar at the Mine
PERIOD	BASE PRICE ($/TON)
2005	(*)
2006	(*)
2007	(*)

     3.2 The Base Price includes all royalty fees, mineral severance taxes and fees, black lung fees, and reclamation fees.

     3.3 The Base Price does not include any costs associated with the use and application of dust suppressant treatment or side release agents. Buyer shall reimburse Seller for the actual cost of such materials, including applicable taxes, royalties, and reasonable application costs for the application of dust suppressant or side release, or other additives.

SECTION 4 – GOVERNMENTAL IMPOSITIONS AND TAXES

     4.1 Seller represents that the Mine (as defined in Section 5 hereof) is in substantial compliance with all governmental laws, rules and regulations in effect as of January 1, 2005, and that the cost of such compliance, including mine closure and all reclamation costs, is included in the Base Price set forth in Section 3.1. If the imposition or repeal of any law, regulation or ruling (including changes in interpretations of existing laws, regulations or rulings) is adopted or becomes effective on or after January 1, 2004 (hereinafter called “Governmental Imposition”) and the imposition or repeal was not known as of the date of execution of this Agreement, Seller shall demonstrate to Buyer, to Buyer’s reasonable satisfaction, that such Governmental Imposition has increased or decreased the cost of owning or operating the Mine as it relates to the production of coal from the Mine for sale to Buyer under this Agreement. Upon agreement of the parties (Buyer’s agreement not to be unreasonably withheld) the then effective Base Price shall be adjusted by adding or subtracting the per ton cost of the Governmental Imposition to determine an adjusted Base Price. If the Government Imposition will continue for the life of this Agreement, then the Base Price for subsequent Contract Years, if any, shall also be adjusted by the per ton amount of the Governmental Imposition.

     4.2 Seller shall submit to Buyer in writing, an analysis identifying the Governmental Imposition causing the cost impact and the extent of such cost impact on ownership or operation of the Mine or on the production of coal purchased hereunder and showing the calculation of the amount of change in the Base Price. The effective date of any price increase pursuant to this Section 4 shall be the later of the date Seller and Buyer agree to such price increase, such agreement on Buyer’s part not to be unreasonably withheld, or the effective date of the Governmental Imposition causing the cost increase but, in no event prior to the date of actual expenditure or accrual thereof by Seller.

SECTION 5 — SOURCE

     5.1 The source of coal to be sold pursuant to this Agreement shall be mined and supplied only from the Black Thunder Mine located in Campbell County, Wyoming (the “Mine”) and owned by Thunder Basin Coal Company, L.L.C., provided that Seller may, with Buyer’s prior approval, such approval not to be unreasonably withheld, supply substitute coal from other mines in the southern Powder River Basin of Wyoming, provided such substitute coal conforms to the terms and conditions of this Agreement.

     5.2 Seller represents and warrants that the Mine contains economically recoverable coal of a quality and in quantities which will be sufficient to satisfy the requirements of this Agreement. Seller further warrants that the title to all coal delivered under this Agreement shall be good and that such coal shall be delivered free from any claim, lien or other encumbrance.

SECTION 6 — DELIVERY AND TRANSPORTATION

     6.1 The coal shall be delivered by Seller F.O.B. into Buyer-provided railcars at the Seller’s loading facilities at the Mine. Buyer shall provide unit coal trains to take delivery of the coal. The railcars and unit train shall be compatible with Seller’s trackage, storage and loading facilities and shall be properly prepared, doors latched and in mechanically sound condition, to receive coal upon arrival at the Mine. Seller shall not be required to load any railcar that is not in compliance with these requirements or that is found to have any debris, extraneous material, or carryback coal. Seller shall load each railcar at Seller’s expense and shall complete the loading of all railcars in each unit train within four (4) hours after the first empty railcar is actually placed by the railroad under the Seller’s loading chute. Seller shall be responsible for demurrage or other charges charged to Buyer by Buyer’s railroad carrier, resulting from Seller’s failure to load Buyer’s trains as provided above, except in the event of a Force Majeure event under Section 16 hereof.

     6.2 Title to and all risk of loss respecting the coal shall pass to the Buyer at the point of delivery of coal into the railcar.

     6.3 Buyer shall be responsible for arranging for the transportation of the coal to be sold and delivered hereunder to the Plant. Except as set forth in Section 6.1 above, all costs associated with the transportation of the coal shall be for the Buyer’s sole account.

SECTION 7 — DUST TREATMENT/SIDE RELEASE AGENT

     7.1 At Buyer’s request and expense, Seller shall cause dust suppressant, and/or side release agents (the “Coal Treatment”) to be applied to the coal. In the event Buyer elects to have Coal Treatment applied to the coal, all Coal Treatment costs, including any applicable taxes or royalties, shall be charged to Buyer and shall be included as a separate item on the billing invoice for each shipment of coal so treated and purchased hereunder. If the Buyer elects to have any Coal Treatment applied to the coal, Buyer shall verbally notify Seller, followed by facsimile or other electronic confirmation, prior to the commencement of loading coal into a unit train for shipment to Buyer. No coal hereunder is to be treated with any Coal Treatment without Buyer’s advance request. The cost of the Coal Treatment shall be equivalent to Seller’s cost for the Coal Treatment and any related materials, plus the Seller’s cost of application and the cost of any applicable taxes or royalties.

SECTION 8 — COAL SPECIFICATIONS

     8.1 Quality. Seller agrees that the coal delivered hereunder shall substantially conform to the following specifications on an “as received” basis based on a monthly weighted average period. The Typical Short Proximate Weighted Average Specifications shall mean the weighted average value of the appropriate quality component, on an as received basis, for all shipments during a calendar month. As used herein, the term “shipment” shall mean one (1) trainload. Additional specifications for the Mine are contained in Exhibit A of this Agreement.

Typical Short Proximate Weighted Average Specifications
(as received basis)

Calorific Value (BTU/lb)	(*)
Ash %	(*)
Sulfur Dioxide (lb/mmBtu)	(*)
Moisture %	(*)

     8.2 Size. The coal as received shall be sized to a nominal 3” x 0” size and shall be run-of-mine coal.

     8.3 BUYER AGREES THAT SELLER MAKES NO EXPRESS WARRANTIES OTHER THAN THOSE SET FORTH IN THIS AGREEMENT. SELLER MAKES NO WARRANTY CONCERNING THE SUITABILITY OF COAL DELIVERED HEREUNDER FOR USE IN BUYER’S PLANT, OR OTHER ELECTRIC GENERATION STATION. ALL WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE ARE SPECIFICALLY EXCLUDED.

     8.4 Plant Boiler Performance. If the use of coal delivered to Buyer under this Agreement results in an unacceptable boiler or environmental quality control performance (including, but not limited to, boiler slagging or boiler fouling) in its Plant, Buyer shall have the right to give notice to Seller to immediately suspend further deliveries of coal. If Buyer suspends shipments under the provisions of this paragraph, promptly thereafter, Buyer and Seller shall meet to see what reasonable steps may be taken in good faith on the part of both parties to correct the situation that caused the unacceptable performance or specifications failure. The parties shall make every reasonable effort to correct the situation. Should Buyer and Seller fail to reach agreement within thirty (30) days as to what steps can be taken to correct the situation, either party may terminate this Agreement after such thirty day period without further liability to either party on account thereof by giving notice of termination to the other party; PROVIDED, HOWEVER, that if Seller notifies Buyer of such termination, Buyer may, within ten (10) days after receipt of the notice, revoke the suspension and obviate such termination whereupon Seller shall continue to supply coal to Buyer under the terms of this Agreement. Termination of this Agreement under this paragraph shall release and discharge Seller and Buyer from their duties and obligations under this Agreement, the performance of which was not due as of the date of termination. Buyer may purchase coal from other suppliers and Seller may sell coal to other purchasers during the time period shipments are suspended under this paragraph.

SECTION 9 — REJECTION

     9.1 Buyer has the right, but not the obligation, to reject any shipment which fail(s) to conform to the Trainload Rejection Limits set forth below.

Trainload Rejection Limits
(as received basis)

Calorific Value (BTU/lb)	(*)	Minimum
Ash %	(*)	Maximum
Sulfur Dioxide(lb/mmBtu)	(*)	Maximum
Moisture %	(*)	Maximum

     Buyer must reject such coal within twenty-four (24) hours of receipt of the short proximate coal analysis provided for in Section 12.2 or such right to reject is waived. A waiver of this right for any period by Buyer shall not constitute a waiver for subsequent periods. In the event Buyer rejects such non-conforming coal, title to and risk of loss of the coal shall be considered to have never passed to Buyer and Buyer may, at its sole option, stop the affected shipment in route, prevent the unloading of the affected shipment, return the coal to Seller or mutually agree with Seller upon a disposition for such coal shipment, all at Seller’s cost and risk.

     Seller shall replace the rejected coal within twenty (20) working days from notice of rejection with coal conforming to the Trainload Rejection Limits set forth above.

     In lieu of rejection, Buyer shall have the option to accept any shipment that fails to conform to the Trainload Rejection Limits. The price for the coal in such shipment shall be (*) per ton less than the applicable Base Price set forth in Section 3, as adjusted by Section 4, provided, however, that such shipment shall not be included in the Base Price Adjustments set forth in Section 13.

SECTION 10 — SUSPENSION AND TERMINATION

     10.1 Buyer has the right to suspend future shipments if the coal sold hereunder fails to meet one or more of the Short Proximate Monthly Weighted Average Suspension Specifications set forth below for any three (3) consecutive months.

Short Proximate Monthly Weighted Average
Suspension Specifications
(As Received Basis)

Calorific Value (BTU/lb)	(*)	Minimum
Ash %	(*)	Maximum
Sulfur Dioxide (lb/mmBtu)	(*)	Maximum
Moisture %	(*)	Maximum

     If Buyer exercises its right to suspend shipments, then Buyer shall so notify Seller verbally, and confirm such notification in writing, sent to Seller by certified Mail, facsimile, or other electronic method. Seller shall, within thirty (30) days of receipt of Buyer’s notice, provide Buyer with reasonable assurances that subsequent monthly deliveries of coal shall meet or exceed the Typical Short Proximate Monthly Weighted Averages set forth in Section 8.1. If Seller fails to provide such assurances within said thirty (30) day period, Buyer may terminate this Agreement by giving written notice of such termination at the end of the thirty (30) day period. A waiver of this right for any one period by Buyer shall not constitute a waiver for subsequent periods. If Seller provides such assurances to Buyer, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up subject to the mutual agreement of Buyer and Seller. Buyer shall not unreasonably withhold its acceptance of Seller’s assurances, or delay the resumption of shipment.

SECTION 11 — WEIGHTS

     11.1 The weight of coal sold and delivered hereunder shall be determined on a per shipment basis by certified commercial scales at Seller’s train loading facility at the Mine. The weights thus determined shall be accepted as the quantity of coal for which invoices are to be rendered and payments made in accordance with Section 14 hereof. Seller shall furnish the railroad company transporting the coal with copies of the weights determined hereunder. Seller’s scales shall be calibrated and tested twice annually with copies of calibration and testing reports provided to Buyer upon request. If the scales are found to be over or under the tolerance range allowable for the scale based on ASTM standards, either party shall pay to the other any amounts owed due to such inaccuracy for a period not to exceed thirty (30) days before the time any inaccuracy of scales is determined.

     11.2 If Seller’s scales are not available to determine the valid net weight of all of the railcars in a unit train but valid weights are obtained for thirty (30) or more railcars in such train, the arithmetic average of all of the valid net weights of the thirty (30) or more railcars in such train shall be used as the net weight for each railcar in such train for which a valid net weight was not determined by Seller’s scales. If Seller’s scales are inoperative or fail to determine the valid net weight of at least thirty (30) railcars in a unit train, the weighted arithmetic average of the net railcar weights of the previous ten (10) unit trainloads of coal shipped to Buyer shall be used as the net weight for each of the unweighed railcars in such train. The calculation of the weighted arithmetic average net weight for the previous ten (10) unit trainloads shall exclude all bad-order railcars which were not loaded and also exclude any trainload of coal for which the net weights were estimated on thirty (30) or more railcars.

     11.3 Buyer shall have the right, at its risk and expense, to have a representative(s) present to witness any and all scale calibrations or weighings provided that such representative(s) shall comply with all of Seller’s safety rules and regulations while on the Mine’s premises. Buyer shall hold Seller harmless from any injury, including death, or damage suffered by any representative(s) of Seller by reason of such representatives’ presence on the Mine premises.

SECTION 12 — SAMPLING AND ANALYSIS

     12.1 Seller shall cause, at its expense, each shipment of coal to be sampled and analyzed at the Mine in accordance with applicable ASTM standards. Buyer shall have the right, at its risk and expense, to have a representative present at any and all times to observe sampling and analysis procedures. All samples shall be divided into three (3) parts and put in suitable airtight containers. One part shall be furnished to Buyer for its analysis, one part shall be retained for analysis by Seller or its designee (which analysis shall be the basis for payment), and the third part shall be retained by Seller or its designee in one of the aforesaid containers properly sealed and labeled for a period forty-five (45) days after the date of sample collection. Buyer’s samples are to be clearly labeled as to Mine, date of sampling, date of preparation, and other identification as to shipment (such as train identification number) and are to be sent within forty-eight (48) hours of train loading, or prior to arrival of train at destination, whichever comes first, to Buyer at the address provided in Section 17 hereof.

     12.2 Seller shall perform at Seller’s cost a “short proximate” analysis (for moisture, ash, sulfur and calorific value) for each trainload sample.

     12.3 If a dispute arises between Buyer and Seller concerning a trainload sample within forty-five (45) days of the date on which the subject trainload was loaded due to a difference between Buyer’s and Seller’s analyses that exceeds ASTM standards for tolerance on at least one parameter, an analysis of the third part shall be made by an independent commercial testing laboratory, mutually chosen by Buyer and Seller. The average of the results of the two (2) closest analyses with respect to the disputed quality characteristic (among Seller’s, Buyer’s and the independent laboratory’s analyses) shall be controlling for purposes of the trainload in question. The cost of analysis made by such independent commercial laboratory shall be borne by the Party whose analysis is not used in the final determination; provided, however, in the event the commercial laboratory’s results are inconclusive and therefore not used, the cost of the analysis shall be shared equally by the Parties hereto.

     12.4 Seller shall provide Buyer the results of the short proximate analysis for each trainload of coal as soon as the results are available, but in any event prior to the arrival of the subject train at the Plant. Upon Buyer’s written request and at Buyer’s cost, Seller shall analyze shipments designated by Buyer for mercury and chlorine content and submit such analysis to Buyer.

     12.5 The results of the sampling and analysis performed by Seller shall govern for purposes of determining any adjustments to the Base Price for variations in calorific value or sulfur content except in the event a dispute arises under Section 12.3 hereof.

SECTION 13 — BASE PRICE ADJUSTMENTS

     13.1 Calorific Value Adjustment. The Base Price for the coal delivered during a calendar month hereunder shall be adjusted for variations in calorific value from the Typical Weighted Average Calorific Value specifications as expressed in Section 8.1. An adjustment shall be added to or subtracted from, as the case may be, the Base Price set forth in Section 3 hereof. The adjustment shall be calculated as follows:

Adjustment	=	[ Delivered Btu/lb. (as received)	x	Base Price ]	-	Base Price

(*) BTU/lb.

     13.2 SO2 Adjustment. If the weighted average pounds of SO2 per million Btu (lbs.SO2/mmBtu) on an as received basis of all shipments in a calendar month differs from (*) lbs.SO2/mmBtu, then an SO2 adjustment shall be calculated using the following formula:

SO2 Adjustment	=	((*) – Actual SO2) x (Actual Btu) x (SO2 Value)

1,000,000

Where:

Actual SO2 = (Monthly weighted average sulfur percent x 20,000) / Monthly weighted average

Btu.

Actual Btu = Monthly weighted average Btu for all shipments during a month

SO2 Value = The SO2 Monthly Price for SO2 allowances for the month as published by Air Daily in the Air Daily Emission Allowance Indices.

     13.3 Any adjustments to Base Price under this Section 13 shall be subsequently paid or credited in accordance with the payment schedule provided in Section 14.

SECTION 14 — INVOICES, BILLING AND PAYMENT

     14.1 Seller shall submit invoices to Buyer for coal delivered during each month based on the weights determined in accordance with Section 11. Invoices shall be sent by U.S. Mail to the following: Otter Tail Power Company, Big Stone Plant, P.O. Box 218, 48450 144th Street, Big Stone City, SD 57216. Telephone – (605) 862-6300; Facsimile – (605) 862-6344.

     14.2 Payment by Buyer. Buyer shall pay invoices within fifteen (15) days from its receipt, subject to verification. Payments will be made by wire transfer to Seller at: PNC Bank NA, Account No. (*), Transit/ABA (*); or to such other bank account as Seller shall from time to time designate in writing at least thirty (30) days in advance.

     14.3 Adjustments to Base Price based on variations in calorific value and sulfur dioxide as provided in Section 13 hereof shall be by separate invoice to be submitted to Buyer within thirty (30) days following the end of each month. Buyer agrees to pay the invoiced amount no later than fifteen (15) calendar days after date of receipt of invoice.

     14.4 Seller may suspend coal deliveries for Buyer’s failure to make payments as provided herein and may elect to terminate this Agreement if payments remain unpaid. In the event of termination, any amount due Buyer or Seller shall be paid in fifteen (15) calendar days after notice of termination.

SECTION 15 — TERMINATION

     15.1 The Parties reserve the right to terminate this Agreement in its entirety in the event of failure of either party to comply with any of the provisions or obligations under this Agreement provided that notice of such failure has been given and not less than thirty (30) days have elapsed with no curative action having been taken.

SECTION 16 — FORCE MAJEURE

     16.1 The term “Force Majeure” as used herein shall mean causes beyond the control and without the fault or negligence of the party failing to perform, including but not limited to: acts of God, acts of public enemy, insurrection, riots, labor disputes, boycotts, fires and explosions, floods, breakdowns of or damage to major components of plant, equipment, transmission systems or transportation, embargoes, acts of judicial or military authorities, acts of governmental authorities, inability to obtain necessary permits, licenses and governmental approvals after applying for same with reasonable diligence or other causes of a similar nature which wholly or partly prevent the producing, processing, loading, and/or delivery of coal by Seller, or the accepting, receiving, transporting and/or utilizing of coal by Buyer.

     16.2 Neither party shall be under any obligation nor subject to any liability (except payment of invoices for coal already delivered) for failure to perform any of its obligations under this Agreement as the result of a Force Majeure event, and the obligations of the party claiming Force Majeure shall be suspended to the extent made necessary by such Force Majeure and during its continuance.

     16.3 The party claiming Force Majeure shall give prompt notice to the other party as soon as possible after the occurrence of the Force Majeure event describing the nature of the occurrence and its probable duration. The suspension of performance shall be of no greater scope and of no longer duration than is required by the Force Majeure event. The party declaring Force Majeure shall exercise due diligence to avoid and shorten the Force Majeure event and will keep the other party advised as to the continuance of the Force Majeure event. The non-performing party shall use its best efforts to eliminate such Force Majeure insofar as possible with a minimum of delay and will keep the other party advised as to the continuance of the Force Majeure event. Deficiencies in coal deliveries resulting from a Force Majeure event shall be made up subject to the mutual agreement of the Parties.

SECTION 17 — NOTICES

     17.1 Any notice, request or approval or other document required or permitted to be given under this Agreement shall be deemed to have been properly given if in writing and delivered in person, by facsimile transmission, overnight courier, or U.S. certified mail, return receipt requested addressed as follows:

If to Buyer:	Otter Tail Power Company
215 South Cascade Street
Fergus Falls, MN 56538-0496
ATTN: Production Services
Tel. (218) 739-8200
Fax. (218) 739-8629

If to Seller:	Arch Coal Sales Company, Inc.
1 CityPlace Drive, Suite 300
St. Louis, Missouri 63141
ATTN: Vice President Contract and Marketing Administration
Tel. (314) 994-2751
Fax. (314) 994-2719

Each party may designate in writing a different mailing address or fax number for notices hereunder. Notice by mail is deemed given as of the time of the postmark on the envelope. Notice by fax is deemed given as of the confirmation time recorded on the sender’s facsimile transmission.

SECTION 18 — LAWS AND REGULATIONS

     18.1 The Seller shall comply with all applicable federal, state and local laws, ordinances, statutes, codes, rules, and regulations in the performance of its obligations under this Agreement.

SECTION 19 — EQUAL OPPORTUNITY

     19.1 Seller and Buyer are Equal Opportunity Employers, and in the performance of this Agreement, shall not engage in any conduct or practice which violates any applicable law, order or regulation prohibiting discrimination against any person by reason of his or her race, color, religion, national origin, sex or age.

SECTION 20 — DOCUMENTATION AND RIGHT OF AUDIT

     20.1 Seller shall maintain all records and accounts pertaining to payments, quantities, quality analyses and source of all coal supplied under this Agreement for a period lasting through the term of this Agreement and for two (2) years thereafter. Buyer shall have the right, at no additional expenses to Seller, to audit, copy and inspect such records and accounts at any reasonable time upon reasonable notice during the term of this Agreement and for two (2) years thereafter. The costs associated with any audits which may be performed at the request of Buyer shall be borne by Buyer.

SECTION 21 — WAIVER

     21.1 The failure of either party hereto to enforce any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce the same. No waiver by either party of any breach by the other party of any of the provisions of this Agreement will be construed as a waiver of any subsequent breach, whether of the same or of a different provision in this Agreement. Any remedy provided for herein is optional and shall not preclude either party from asserting any other remedy at law or in equity. The assertion or non-assertion of any remedy shall not operate to the exclusion of any other remedy.

SECTION 22 — MISCELLANEOUS

     22.1 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Wyoming.

     22.2 Limitation of Liability. In no event shall either party have any liability to the other party for any special, incidental or consequential damages, including lost profits, for any reason arising out of, or in connection with this Agreement.

     22.3 Binding Effect. This Agreement shall inure to the benefit of and be binding on the parties hereto, their successors and assigns.

     22.4 Assignment. Neither party hereto may assign this Agreement or any rights or obligations hereunder, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld or denied. Notwithstanding the foregoing, either Party may, without the need for consent from the other Party transfer, sell, pledge, encumber or assign this Agreement and/or the accounts, revenues or proceeds hereof or thereof in connection with any financing or other financial arrangements (without relieving itself from liability hereunder). Further, consent shall not be required for merger, consolidation or sale of all or substantially all of the assets of a Party or upon the merger or consolidation or liquidation of one operating subsidiary with or into another party hereto.

22.5 Severability. If any provision of this Agreement is found to be contrary to law or unenforceable by a court of competent jurisdiction, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

22.6 Amendments. Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by duly authorized representatives of the parties hereto.

22.7 Headings. The descriptive headings contained in this Agreement are for convenience only and do not constitute a part of this Agreement.

22.8 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and there are no representations, understandings or agreements, oral or written, expressed or implied, that are not included herein.

22.9 Survival. At the time of termination of this Agreement or any cancellation hereof, the appropriate provisions hereof shall survive as necessary to complete any payment or credit provided for hereunder with respect to coal sold and delivered prior to the date of such termination or cancellation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

BUYER:		SELLER:

Otter Tail Power Company		Arch Coal Sales Company, Inc.,
a division of Otter Tail Corporation		individually and as agent for the independent operating subsidiaries of Arch Coal, Inc.

By:	/s/ Ward Uggerud	By:	/s/ Dave Warnecke
Title:	Sr. Vice President, Supply	Title:	Sr. V.P.

NorthWestern Corporation doing
business as NorthWestern Energy

By:	/s/ Michael J. Hanson
Title:	Chief Operating Officer

Montana-Dakota Utilities Co.,
a division of MDU Resources, Inc.

By:	/s/ Andrea Stomberg
Title:	V.P. Electric Supply

Exhibit A

Typical Quality Specifications

Black Thunder

Compliance - Low Ash

4th Quarter 2003 - 1st Quarter 2004 Average

(*)

Exhibit A

Typical Quality Specifications - Trace Elements

Black Thunder

All Values in Parts per Million (PPM)

4th Quarter 2003 - 1st Quarter 2004 Average

(*)

(*)  Confidential information has been omitted and filed separately with the Commission pursuant to Rule 24b-2.